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Exhibit 23

4200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402	Telephone 612-305-5000 Fax 612-305-5100

Consent of Independent Public Accountants

The Board of Directors
HMN Financial, Inc.:

      We consent to incorporation by reference of our report dated January 29, 2002, relating to the consolidated balance sheets of HMN Financial, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of HMN Financial, Inc., in the following Registration Statements of HMN Financial, Inc.: Nos. 33-88228, 33-94388, 33-94386 and 333-64232 on Form S-8.

Minneapolis, Minnesota
March 27, 2002

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  Exhibit 23
Consent of Independent Public Accountants